EXHIBIT 99.1

RALPH LAUREN REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2025 RESULTS AHEAD OF EXPECTATIONS; PROVIDES INITIAL OUTLOOK FOR FISCAL 2026

•Fourth Quarter and Full Year Revenue Exceeded Expectations, with Fourth Quarter Revenue Up 8% on a Reported Basis and 10% in Constant Currency and Full Year Fiscal 2025 Revenue Up 7% and 8% in Reported and Constant Dollars, Respectively
•Global Direct-to-Consumer Comparable Store Sales Increased 13% in the Fourth Quarter and 10% for the Full Year, Including Positive Retail Comps Across Regions and Channels and High Single-Digit Growth in Average Unit Retail ("AUR"), Demonstrating Continued Strong Pricing Power
•Delivered Fourth Quarter Adjusted Gross and Operating Margin Expansion Above Our Outlook; Fiscal 2025 Gross and Operating Margins Both Exceeded Our Long-Term, Next Great Chapter: Accelerate Targets
•Maintained Strong Balance Sheet with More Than $2 Billion in Cash & Short-Term Investments and Well-Positioned Inventories at Year-End
•Returned a Total of $625 Million to Shareholders Through Our Dividend and Repurchase of Class A Common Stock in Fiscal 2025; Board of Directors Approves 10% Dividend Increase and $1.5 Billion Expansion of Existing Share Repurchase Program
•Introduced Preliminary Outlook for Fiscal 2026 Net Revenue Growth of Low-Single Digits on a Constant Currency Basis, Reflecting Caution on the Global Operating Environment; Operating Margin Expected to Expand Modestly, Inclusive of Tariffs

NEW YORK -- (BUSINESS WIRE) -- May 22, 2025 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $2.03 on a reported basis and $2.27 on an adjusted basis, excluding restructuring-related and other net charges, for the fourth quarter of Fiscal 2025. This compared to earnings per diluted share of $1.38 on a reported basis and $1.71 on an adjusted basis, excluding restructuring-related and other net charges, for the fourth quarter of Fiscal 2024.

"Our brand has stood the test of time because we have stayed true to the values that define us: quality, authenticity, timeless style," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "Through periods of economic strength and uncertainty alike, our teams around the world remain focused on delivering our vision with great care and passion, enabling us to make the right choices both for today and into the future."

"Our strong performance in the third and final year of our Next Great Chapter: Accelerate plan underscores the growing desirability of our brand and our team's powerful execution as we navigated a dynamic global operating environment," said Patrice Louvet, President and Chief Executive Officer. "We successfully delivered on our strategic and financial commitments this fiscal year and through our long-term strategic plan — across our multiple drivers of growth — and at the same time, we continued to lay the groundwork for sustainable growth and value creation into the future."

Mr. Louvet continued, "As we enter Fiscal 2026, we remain on offense — with a focus on driving our multiple engines of growth across lifestyle categories, geographies, and channels. At the same time, we will stay agile and prudent — leaning into our diversified supply chain, operating discipline, and strong balance sheet as we manage through ongoing macroeconomic uncertainty."

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Key Achievements in Fourth Quarter and Full Year Fiscal 2025

We delivered the following highlights across our strategic priorities in the fourth quarter and full year Fiscal 2025:

•Elevate and Energize Our Lifestyle Brand
◦Drove continued momentum in new customer recruitment with 5.9 million new customers in our direct-to-consumer channels this fiscal year, supported by low double-digit growth in social media followers and increases in global brand consideration and net promoter score to last year
◦Fueled consumer recruitment and engagement through key brand moments, with fourth quarter investments focused on: our 2025 MLB World TourTM Tokyo Series activations and Vintage Ralph Lauren Tour in Japan; our global Spring '25 Ralph's Hamptons campaign and fashion presentation in Paris; our sponsorship of the Australian Open; Lunar New Year activations; and iconic celebrity dressing moments including Selena Gomez at the Oscars
•Drive the Core and Expand for More
◦Delivered solid revenue growth in our Core business, up low double-digits to last year for both the quarter and full year in constant currency. We also drove continued momentum in our high-potential categories — including Women's, Outerwear and Handbags — up high-teens to last year in the fourth quarter and mid-teens for the full year in constant currency
◦Product highlights this quarter included: our Ralph's Hamptons Spring '25 collection; our limited-edition, baseball-inspired MLB capsule; and the launch of Polo Play, our newest foundational handbag collection
◦Increased AUR by high single-digits for both the fourth quarter and full year, on top of double-digit increases last year, driven by continued elevation of our product offering, favorable geographic and channel mix shifts, and further pullback in our discount rates
•Win in Key Cities with Our Consumer Ecosystem
◦By geography, fourth quarter sales growth was led by Europe, up 12% on a reported basis and 16% in constant currency with strong growth across channels. Asia increased 9% on a reported basis and 13% in constant currency, with China up more than 20%. North America maintained its solid momentum with sales up 6%, driven by growth in both direct-to-consumer and wholesale channels
◦For the full year, Europe and Asia led regional performance, increasing 11% and 9%, respectively, on a reported basis and 11% and 12%, respectively, in constant currency. China delivered high-teens growth on both a reported and constant currency basis
◦Continued to expand and scale our key city ecosystems over the past fiscal year, including new stores at Jackson Street in San Francisco, Shenzhen MixC World, Hong Kong Pacific Place, and Beijing China World Mall; our newly-renovated flagship on Chicago's Michigan Avenue; and our Ralph Lauren Collection women's shop in Harrods London
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our people and culture, best-in-class digital technology and analytics, superior operational capabilities, a powerful balance sheet, and leadership in citizenship and sustainability.

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Fourth Quarter Fiscal 2025 Income Statement Review

Net Revenue. In the fourth quarter of Fiscal 2025, revenue increased 8% to $1.7 billion on a reported basis and was up 10% in constant currency. Foreign currency negatively impacted revenue growth by approximately 210 basis points in the fourth quarter.

Revenue performance for the Company's reportable segments in the fourth quarter compared to the prior year period was as follows:

•North America Revenue. North America revenue in the fourth quarter increased 6% to $705 million. In retail, comparable store sales in North America increased 9%, with a 9% increase in brick and mortar stores and an 8% increase in digital commerce. North America wholesale revenue increased 1%, in-line with expectations.

•Europe Revenue. Europe revenue in the fourth quarter increased 12% to $526 million on a reported basis and 16% in constant currency. In retail, comparable store sales in Europe increased 18%, with a 16% increase in brick and mortar stores and a 25% increase in digital commerce. Europe wholesale revenue increased 10% on a reported basis and 14% in constant currency, supported by strong re-order trends and a previously-discussed timing shift of receipts from the second quarter into the second half of the fiscal year.

•Asia Revenue. Asia revenue in the fourth quarter increased 9% to $432 million on a reported basis and 13% in constant currency. Comparable store sales in Asia increased 15%, with a 13% increase in our brick and mortar stores and a 27% increase in digital commerce.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2025 was $1.2 billion and gross margin was 68.6%. Adjusted gross margin was also 68.6%, 200 basis points above the prior year. Gross margin expansion was driven by favorable geographic, channel, and product mix, AUR growth, and lower cotton costs, more than offsetting incremental pressure from non-cotton product costs.

Operating Expenses. Operating expenses in the fourth quarter of Fiscal 2025 were $1.0 billion on a reported basis. On an adjusted basis, operating expenses were $990 million, up 9% to last year. Adjusted operating expense rate was 58.4%, compared to 57.8% in the prior year.

Operating Income. Operating income for the fourth quarter of Fiscal 2025 was $155 million and operating margin was 9.1% on a reported basis. On an adjusted basis, operating income was $175 million and operating margin was 10.3%, 160 basis points above the prior year. Operating income for the Company's reportable segments in the fourth quarter compared to the prior year period was as follows:

•North America Operating Income. North America operating income in the fourth quarter was $135 million. North America operating margin was 19.1%, up 210 basis points to last year.

•Europe Operating Income. Europe operating income in the fourth quarter was $131 million. Europe operating margin was 24.9%, up 100 basis points to last year. Foreign currency negatively impacted operating margin rate by 120 basis points in the fourth quarter.

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•Asia Operating Income. Asia operating income in the fourth quarter was $84 million. Asia operating margin was 19.4%, up 260 basis points to last year. Foreign currency negatively impacted operating margin rate by 70 basis points in the fourth quarter.

Net Income and EPS. Net income in the fourth quarter of Fiscal 2025 was $129 million, or $2.03 per diluted share on a reported basis. On an adjusted basis, net income was $144 million, or $2.27 per diluted share. This compared to net income of $91 million, or $1.38 per diluted share on a reported basis, and net income of $112 million, or $1.71 per diluted share on an adjusted basis, for the fourth quarter of Fiscal 2024.

In the fourth quarter of Fiscal 2025, the Company had an effective tax rate of approximately 21% on both a reported and adjusted basis. This compared to an effective tax rate of approximately 19% on a reported basis and 20% on an adjusted basis in the prior year period.

Full Year Fiscal 2025 Income Statement Review

Net Revenues. For Fiscal 2025, revenue increased 7% to $7.1 billion on a reported basis and was up 8% in constant currency basis. Foreign currency negatively impacted revenue growth by approximately 90 basis points in the period.

•North America Revenue. For Fiscal 2025, North America revenue increased 3% to $3.1 billion on a reported basis.

•Europe Revenue. For Fiscal 2025, Europe revenue increased 11% to $2.2 billion on a reported basis. In constant currency, revenue also increased 11%.

•Asia Revenue. For Fiscal 2025, Asia revenue increased 9% to $1.7 billion on a reported basis. In constant currency, revenue increased 12%.

Gross Profit. Gross profit for Fiscal 2025 was $4.9 billion on a reported basis and gross margin was 68.6%. Adjusted gross margin was also 68.6%, 180 basis points above the prior year. Foreign currency negatively impacted gross margin by 20 basis points in Fiscal 2025.

Operating Expenses. For Fiscal 2025, operating expenses were $3.9 billion on a reported basis, including $58 million in restructuring-related and other net charges. Adjusted operating expenses were $3.9 billion, up 7% to last year. Adjusted operating expense rate was 54.6%, 30 basis points above the prior year.

Operating Income. Operating income for Fiscal 2025 was $932 million and operating margin was 13.2% on a reported basis. On an adjusted basis, operating income was $990 million and operating margin was 14.0%, 150 basis points above the prior year. Operating income for the Company's reportable segments in Fiscal 2025 compared to the prior year was as follows:

•North America Operating Income. North America operating income in Fiscal 2025 was $640 million and operating margin was 21.0%, 240 basis points above last year.

•Europe Operating Income. Europe operating income in Fiscal 2025 was $566 million and operating margin was 26.0%, 240 basis points above last year. Foreign currency negatively impacted operating margin rate by 30 basis points.

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•Asia Operating Income. Asia operating income in Fiscal 2025 was $413 million and operating margin was 24.2%, 280 basis points above last year. Foreign currency negatively impacted operating margin rate by 50 basis points.

Net Income and EPS. In Fiscal 2025, net income was $743 million, or $11.61 per diluted share on a reported basis. On an adjusted basis, net income was $789 million, or $12.33 per diluted share. This compared to net income of $646 million, or $9.71 per diluted share on a reported basis, and net income of $686 million, or $10.31 per diluted share on an adjusted basis for Fiscal 2024.

For Fiscal 2025, the Company had an effective tax rate of 22% on both a reported and adjusted basis. This compared to a tax rate of 17% on a reported basis and 19% on an adjusted basis for Fiscal 2024. The increase was driven primarily by the absence of favorable discrete tax benefits realized in the prior year period.

Balance Sheet and Cash Flow Review

The Company ended Fiscal 2025 with $2.1 billion in cash and short-term investments and $1.1 billion in total debt, compared to $1.8 billion and $1.1 billion, respectively, at the end of Fiscal 2024. Inventory at the end of Fiscal 2025 was $950 million, up 5% compared to the prior year period.

The Company had $216 million in capital expenditures in Fiscal 2025, compared to $165 million in the prior year period. The increase was primarily driven by investments in new store openings and renovations, digital enhancements, and technology.

Dividend Increase

The Company announced that its Board of Directors declared a 10% increase in the regular quarterly cash dividend on the Company's Common Stock. The new quarterly cash dividend is $0.9125 per share for a total annual dividend amount of $3.65 per share. The next quarterly dividend is expected to be paid on July 11, 2025 to shareholders of record at the close of business on June 27, 2025.

Share Repurchase Increase
The Company repurchased approximately $425 million of Class A Common Stock in Fiscal 2025, with $352 million remaining on its existing share repurchase plan at the end of the fiscal year. In addition, in May, the Company's Board of Directors authorized a new $1.5 billion stock repurchase program permitting it to purchase shares of Class A Common Stock, subject to overall business and market conditions.

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First Quarter and Preliminary Full Year Fiscal 2026 Outlook

The Company's outlook is based on its best assessment of the current geopolitical and macroeconomic environment, including tariffs, inflationary pressures, and other consumer spending-related headwinds, global supply chain disruptions, and foreign currency volatility, among other factors. The full year Fiscal 2026 and first quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release. Given the high level of volatility in the current operating environment, this outlook is considered preliminary and subject to change as a result of ongoing trade developments and other considerations.

For Fiscal 2026, the Company expects revenues to increase approximately low-single digits to last year on a constant currency basis, with growth weighted to the first half of the fiscal year.

The Company expects operating margin for Fiscal 2026 to expand modestly in constant currency, driven primarily by operating expense leverage. Based on the Company's current assessment of tariff rates, gross margin is expected to be approximately flat in constant currency, with AUR growth, reduced cotton costs and favorable geographic and channel mix offsetting the negative impact of increased tariffs and non-cotton material costs. Based on current exchange rates, foreign currency is expected to have a relatively minimal impact on revenue and gross and operating margins in Fiscal 2026.

For the first quarter, the Company expects revenues to increase approximately high-single digits to last year on a constant currency basis.

Operating margin for the first quarter is expected to expand approximately 150 to 200 basis points in constant currency, driven primarily by gross margin expansion as well as modest operating expense leverage. Foreign currency is expected to have a roughly minimal impact on revenue and gross and operating margins in the first quarter.

The full year Fiscal 2026 tax rate is expected to be in the range of 20% to 22%, assuming a continuation of current tax laws. First quarter of Fiscal 2026 tax rate is expected to be approximately 20% to 21%.

The Company is planning capital expenditures for Fiscal 2026 of approximately 4% to 5% of revenue.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, May 22, 2025, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren Fourth Quarter 2025 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, May 22, 2025 through 6:00 P.M. Eastern, Thursday, May 29, 2025 by dialing 203-369-3268 or 800-391-9851 and entering passcode 1798.

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ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For nearly 60 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Double RL, Polo Ralph Lauren, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, visit https://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, and our ability to meet citizenship and sustainability goals. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the potential imposition of additional tariffs, duties, or taxes, changes to existing trade agreements, and other charges or barriers to trade, including those recently announced by the U.S. and any responding retaliatory actions implemented by impacted countries, and any related impact to global stock markets, foreign currency exchange rates, and existing inflationary pressures, as well as our ability to implement mitigating sourcing strategies; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to ongoing military conflicts taking place in various parts of the world, most notably the Russia-Ukraine and Israel-Hamas wars, other recent hostilities in the Middle East, and militant attacks on cargo vessels in the Red Sea, civil and political unrest, diplomatic tensions between the U.S. and other countries, high interest rates, and bank failures, among other factors described herein; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), man-made or natural disasters, scarcity of raw materials, port congestion, and scrutiny or

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detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales, as well as potential shipping delays, inventory shortages, and/or higher freight costs resulting from port strikes, the recent Red Sea crisis, and/or disruptions to major waterways such as the Suez and Panama canals; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our ability to recruit and retain qualified employees to operate our retail stores, distribution centers, and various corporate functions; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding citizenship and sustainability practices, including those related to climate change, our human capital, and our supply chain, or if our stakeholders disagree with such goals; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact to our business resulting from pandemic diseases such as COVID-19, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases, severe weather, geological events, and other catastrophic events, such as terrorist attacks, military conflicts, and other hostilities; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including

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risks related to the importation, exportation, and traceability and transparency of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	March 29, 2025	March 30, 2024
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,922.5	$1,662.2
Short-term investments	160.5	121.0
Accounts receivable, net of allowances	459.5	446.5
Inventories	949.6	902.2
Income tax receivable	55.4	56.0
Prepaid expenses and other current assets	242.4	171.9
Total current assets	3,789.9	3,359.8
Property and equipment, net	846.4	850.4
Operating lease right-of-use assets	1,013.1	1,014.6
Deferred tax assets	335.4	288.3
Goodwill	888.5	888.1
Intangible assets, net	62.8	75.7
Other non-current assets	111.2	125.7
Total assets	$7,047.3	$6,602.6

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$399.7	$—
Accounts payable	436.0	332.2
Current income tax payable	146.5	79.8
Current operating lease liabilities	225.4	245.5
Accrued expenses and other current liabilities	926.1	809.7
Total current liabilities	2,133.7	1,467.2
Long-term debt	742.9	1,140.5
Long-term finance lease liabilities	234.8	256.1
Long-term operating lease liabilities	1,044.7	1,014.0
Non-current income tax payable	—	42.2
Non-current liability for unrecognized tax benefits	193.3	118.7
Other non-current liabilities	109.4	113.6
Total liabilities	4,458.8	4,152.3
Equity:
Common stock	1.3	1.3
Additional paid-in-capital	3,031.7	2,923.8
Retained earnings	7,590.1	7,051.6
Treasury stock, Class A, at cost	(7,734.7)	(7,250.3)
Accumulated other comprehensive loss	(299.9)	(276.1)
Total equity	2,588.5	2,450.3
Total liabilities and equity	$7,047.3	$6,602.6

Net Cash & Short-term Investments(a)	$940.4	$642.7
Cash & Short-term Investments	2,083.0	1,783.2

(a)     Calculated as cash and cash equivalents, plus short-term investments, less total debt.

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RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
	(millions, except per share data)
Net revenues	$1,697.3	$1,567.9	$7,079.0	$6,631.4
Cost of goods sold	(532.0)	(524.2)	(2,226.1)	(2,199.6)
Gross profit	1,165.3	1,043.7	4,852.9	4,431.8
Selling, general, and administrative expenses	(990.5)	(906.6)	(3,863.0)	(3,600.5)
Impairment of assets	(0.8)	—	(0.8)	—
Restructuring and other charges, net	(19.0)	(29.3)	(57.0)	(74.9)
Total other operating expenses, net	(1,010.3)	(935.9)	(3,920.8)	(3,675.4)
Operating income	155.0	107.8	932.1	756.4
Interest expense	(10.2)	(11.6)	(44.1)	(42.2)
Interest income	18.2	20.8	74.0	73.0
Other expense, net	(0.7)	(5.5)	(11.3)	(9.8)
Income before income taxes	162.3	111.5	950.7	777.4
Income tax provision	(33.3)	(20.8)	(207.8)	(131.1)
Net income	$129.0	$90.7	$742.9	$646.3
Net income per common share:
Basic	$2.07	$1.41	$11.86	$9.91
Diluted	$2.03	$1.38	$11.61	$9.71
Weighted-average common shares outstanding:
Basic	62.2	64.3	62.6	65.2
Diluted	63.7	65.5	64.0	66.5
Dividends declared per share	$0.825	$0.75	$3.30	$3.00

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RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Twelve Months Ended
	March 29, 2025	March 30, 2024
	(millions)
Cash flows from operating activities:
Net income	$742.9	$646.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	219.6	229.0
Deferred income tax benefit	(50.0)	(41.1)
Stock-based compensation expense	107.9	99.5
Impairment of assets	0.8	—
Bad debt expense	9.2	7.3
Other non-cash charges	2.8	13.7
Changes in operating assets and liabilities:
Accounts receivable	(27.6)	(15.3)
Inventories	(52.6)	149.1
Prepaid expenses and other current assets	(74.0)	16.1
Accounts payable and accrued liabilities	226.2	15.6
Income tax receivables and payables	27.9	(18.5)
Operating lease right-of-use assets and liabilities, net	11.7	(36.3)
Other balance sheet changes	90.3	4.3
Net cash provided by operating activities	1,235.1	1,069.7
Cash flows from investing activities:
Capital expenditures	(216.2)	(164.8)
Purchases of investments	(781.8)	(392.8)
Proceeds from sales and maturities of investments	734.3	304.3
Other investing activities	(0.4)	(3.5)
Net cash used in investing activities	(264.1)	(256.8)
Cash flows from financing activities:
Payments of finance lease obligations	(22.0)	(21.3)
Payments of dividends	(201.1)	(194.6)
Repurchases of common stock, including shares surrendered for tax withholdings	(480.9)	(449.7)
Net cash used in financing activities	(704.0)	(665.6)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(8.2)	(13.6)
Net increase in cash, cash equivalents, and restricted cash	258.8	133.7
Cash, cash equivalents, and restricted cash at beginning of period	1,670.6	1,536.9
Cash, cash equivalents, and restricted cash at end of period	$1,929.4	$1,670.6

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RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
	(millions)
Net revenues:
North America	$704.7	$667.7	$3,050.1	$2,950.5
Europe	525.5	469.2	2,174.9	1,968.0
Asia	431.6	394.3	1,709.4	1,566.6
Other non-reportable segments	35.5	36.7	144.6	146.3
Total net revenues	$1,697.3	$1,567.9	$7,079.0	$6,631.4

Operating income:
North America	$134.7	$113.5	$640.1	$548.9
Europe	130.9	111.8	566.2	464.6
Asia	83.5	66.0	413.2	335.9
Other non-reportable segments	32.6	31.6	125.8	128.9
Total segment operating income	381.7	322.9	1,745.3	1,478.3
Corporate expenses	(206.9)	(185.8)	(755.4)	(647.0)
Impairment of assets	(0.8)	—	(0.8)	—
Restructuring and other charges, net	(19.0)	(29.3)	(57.0)	(74.9)
Total operating income	$155.0	$107.8	$932.1	$756.4

13

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	March 29, 2025
	Three Months Ended	Twelve Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	8%	2%
Brick and mortar	9%	8%
Total North America	9%	6%

Europe:
Digital commerce	25%	16%
Brick and mortar	16%	14%
Total Europe	18%	15%

Asia:
Digital commerce	27%	25%
Brick and mortar	13%	11%
Total Asia	15%	12%

Total Ralph Lauren Corporation	13%	10%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	March 29, 2025	March 30, 2024	As Reported	Constant Currency
	(millions)
North America	$704.7	$667.7	5.5%	5.8%
Europe	525.5	469.2	12.0%	15.6%
Asia	431.6	394.3	9.5%	13.3%
Other non-reportable segments	35.5	36.7	(3.4%)	(3.3%)
Net revenues	$1,697.3	$1,567.9	8.3%	10.4%

	Twelve Months Ended		% Change
	March 29, 2025	March 30, 2024	As Reported	Constant Currency
	(millions)
North America	$3,050.1	$2,950.5	3.4%	3.5%
Europe	2,174.9	1,968.0	10.5%	11.2%
Asia	1,709.4	1,566.6	9.1%	12.2%
Other non-reportable segments	144.6	146.3	(1.1%)	(1.1%)
Net revenues	$7,079.0	$6,631.4	6.8%	7.7%

14

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	March 29, 2025					March 30, 2024
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$406.8	$238.4	$414.1	$—	$1,059.3	$374.0	$208.9	$368.2	$—	$951.1
Wholesale	297.9	287.1	17.5	—	602.5	293.7	260.3	26.1	—	580.1
Licensing	—	—	—	35.5	35.5	—	—	—	36.7	36.7
Net revenues	$704.7	$525.5	$431.6	$35.5	$1,697.3	$667.7	$469.2	$394.3	$36.7	$1,567.9

	Twelve Months Ended
	March 29, 2025					March 30, 2024
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$2,034.4	$1,104.1	$1,631.6	$—	$4,770.1	$1,915.9	$971.3	$1,463.8	$—	$4,351.0
Wholesale	1,015.7	1,070.8	77.8	—	2,164.3	1,034.6	996.7	102.8	—	2,134.1
Licensing	—	—	—	144.6	144.6	—	—	—	146.3	146.3
Net revenues	$3,050.1	$2,174.9	$1,709.4	$144.6	$7,079.0	$2,950.5	$1,968.0	$1,566.6	$146.3	$6,631.4

15

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	March 29, 2025	March 30, 2024
North America
Ralph Lauren Stores	51	50
Outlet Stores	172	180
Total Directly Operated Stores	223	230
Concessions	—	1

Europe
Ralph Lauren Stores	47	44
Outlet Stores	57	59
Total Directly Operated Stores	104	103
Concessions	30	27

Asia
Ralph Lauren Stores	154	138
Outlet Stores	83	93
Total Directly Operated Stores	237	231
Concessions	641	671

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	252	232
Outlet Stores	312	332
Total Directly Operated Stores	564	564
Concessions	671	699

Global Licensed Partner Stores
Total Licensed Partner Stores	116	100

16

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	March 29, 2025
	Three Months Ended			Twelve Months Ended
	Reported $ Basis	Foreign Currency Impact	Constant $ Basis	Reported $ Basis	Foreign Currency Impact	Constant $ Basis
	(millions)
Net revenues by segment:
North America	$704.7	$1.9	$706.6	$3,050.1	$4.3	$3,054.4
Europe	525.5	16.7	542.2	2,174.9	13.2	2,188.1
Asia	431.6	15.3	446.9	1,709.4	48.5	1,757.9
Other non-reportable segments	35.5	—	35.5	144.6	0.1	144.7
Total net revenues	$1,697.3	$33.9	$1,731.2	$7,079.0	$66.1	$7,145.1

	Three Months Ended		Twelve Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
	(millions)
Gross profit:
As reported	$1,165.3	$1,043.7	$4,852.9	$4,431.8
Adjustments:
U.S. customs inventory-related adjustments(1)	—	—	—	(2.8)
COVID-19 inventory-related adjustments(2)	—	—	—	(1.7)
Gross profit adjustments	—	—	—	(4.5)
As adjusted in reported currency	1,165.3	1,043.7	4,852.9	4,427.3
Foreign currency impact	32.3		62.8
As adjusted in constant currency	$1,197.6		$4,915.7
Gross profit margin	68.6%	66.6%	68.6%	66.8%
Adjusted gross profit margin in reported currency	68.6%	66.6%	68.6%	66.8%
Adjusted gross profit margin in constant currency	69.2%		68.8%

17

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
	(millions)
Total other operating expenses, net:
As reported	$(1,010.3)	$(935.9)	$(3,920.8)	$(3,675.4)
Adjustments:
Next Generation Transformation project charges(3)	8.1	2.7	25.2	5.1
Restructuring plan charges, net(4)	6.5	17.5	20.4	55.8
Cease-use rent and occupancy expenses(5)	2.3	2.1	11.4	14.0
Charitable donations related to Club Monaco sale(6)	2.8	7.0	2.8	7.0
Club Monaco sale consideration from Regent, L.P.(7)	(0.7)	—	(2.8)	(7.0)
Impairment of assets(8)	0.8	—	0.8	—
Russia-related bad debt reserve adjustments(9)	—	(0.1)	—	(0.5)
Total other operating expenses, net adjustments	19.8	29.2	57.8	74.4
As adjusted in reported currency	(990.5)	(906.7)	(3,863.0)	(3,601.0)
Foreign currency impact	(15.1)		(30.8)
As adjusted in constant currency	$(1,005.6)		$(3,893.8)
Operating expense margin	59.5%	59.7%	55.4%	55.4%
Adjusted operating expense margin in reported currency	58.4%	57.8%	54.6%	54.3%
Adjusted operating expense margin in constant currency	58.1%		54.5%

	Three Months Ended		Twelve Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
	(millions)
Operating income:
As reported	$155.0	$107.8	$932.1	$756.4
Adjustments:
Gross profit adjustments (per above)	—	—	—	(4.5)
Total other operating expense, net adjustments (per above)	19.8	29.2	57.8	74.4
Operating income adjustments	19.8	29.2	57.8	69.9
As adjusted in reported currency	174.8	137.0	989.9	826.3
Foreign currency impact	17.2		32.0
As adjusted in constant currency	$192.0		$1,021.9
Operating margin	9.1%	6.9%	13.2%	11.4%
Adjusted operating margin in reported currency	10.3%	8.7%	14.0%	12.5%
Adjusted operating margin in constant currency	11.1%		14.3%

18

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
	(millions)
Income tax provision:
As reported	$(33.3)	$(20.8)	$(207.8)	$(131.1)
Adjustments:
Tax effects of operating income adjustments(10)	(4.5)	(6.8)	(11.8)	(17.3)
Swiss tax reform benefit(11)	—	(1.3)	—	(13.1)
Income tax provision adjustments	(4.5)	(8.1)	(11.8)	(30.4)
As adjusted	$(37.8)	$(28.9)	$(219.6)	$(161.5)
Effective tax rate	20.5%	18.7%	21.9%	16.9%
Adjusted effective tax rate	20.7%	20.5%	21.8%	19.1%

	Three Months Ended		Twelve Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
	(millions)
Net income:
As reported	$129.0	$90.7	$742.9	$646.3
Adjustments:
Operating income adjustments (per above)	19.8	29.2	57.8	69.9
Income tax provision adjustments (per above)	(4.5)	(8.1)	(11.8)	(30.4)
Net income adjustments	15.3	21.1	46.0	39.5
As adjusted	$144.3	$111.8	$788.9	$685.8

	Three Months Ended		Twelve Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024

Net income per diluted common share:
Weighted-average diluted shares outstanding (millions)	63.7	65.5	64.0	66.5
As reported	$2.03	$1.38	$11.61	$9.71
Adjustments:
Net income adjustments per diluted common share(12)	0.24	0.33	0.72	0.60
As adjusted	$2.27	$1.71	$12.33	$10.31

19

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(1)U.S. customs inventory-related adjustments recorded during the twelve months ended March 30, 2024 related to reversals of amounts previously recognized during prior fiscal year periods in connection with delays in U.S. customs shipment reviews and approvals.
(2)COVID-19 inventory-related adjustments recorded during the twelve months ended March 30, 2024 related to reversals of amounts previously recognized during prior fiscal year periods in connection with the COVID-19 pandemic.
(3)Next Generation Transformation project charges recorded during the three-month and twelve-month periods ended March 29, 2025 and March 30, 2024 relate to certain costs incurred during the preliminary phase of the Company's large-scale, multi-year global project that is expected to significantly transform the way in which the Company operates its business and further enable its long-term strategic pivot towards a global direct-to-consumer-oriented model.
(4)Restructuring plan charges, net recorded during the three-month and twelve-month periods ended March 29, 2025 and March 30, 2024 relate to the Company's restructuring activities, primarily associated with severance and benefit costs.
(5)Cease-use rent and occupancy expenses recorded during the three-month and twelve-month periods ended March 29, 2025 and March 30, 2024 related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's past restructuring activities for which the related lease agreements have not yet expired.
(6)Charges recorded during the three-month and twelve-month periods ended March 29, 2025 and March 30, 2024 related to charitable donations of the consideration received from Regent, L.P. in connection with the Company's previously sold Club Monaco business.
(7)Benefits recorded during the three months ended March 29, 2025 and twelve-month periods ended March 29, 2025 and March 30, 2024 related to consideration received from Regent, L.P. in connection with the Company's previously sold Club Monaco business. The Company's Club Monaco business was sold to Regent, L.P. during the first quarter of Fiscal 2022 in connection with the Company's Fiscal 2021 Strategic Realignment Plan.
(8)Impairment charges recorded during the three-month and twelve-month periods ended March 29, 2025 related to the write-down of long-lived assets in connection with certain North America wholesale shops that are expected to close earlier than the end of their original estimated useful life due to the related customer declaring bankruptcy.
(9)Russia-related bad debt reserve adjustments recorded during the three-month and twelve-month periods ended March 30, 2024 related to reversals of charges previously recognized during prior fiscal year periods in connection with the Russia-Ukraine war.
(10)Represents tax-related effects of the previously described adjustments to operating income, which were calculated using the respective statutory tax rates for each applicable jurisdiction.
(11)Represents a one-time tax benefit recorded during the three-month and twelve-month periods ended March 30, 2024 in connection with Swiss tax reform and the European Union's anti-tax avoidance directive.
(12)Net income adjustments per diluted common share were calculated by dividing total net income adjustments by the weighted-average diluted shares outstanding during the period. Per share amounts have been calculated using unrounded numbers.

20

NON-U.S. GAAP FINANCIAL MEASURES

Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain other one-time income tax events and other adjustments, as described in the footnotes to the non-U.S. GAAP financial measures above. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

Additionally, the Company's full year Fiscal 2026 and first quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.

21

SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com

22